Dave Evans to join Cardinal Health Board of Directors
DUBLIN, OHIO - June 26, 2020 - Cardinal Health (NYSE: CAH) announced today that its board of directors has elected David C. Evans as an independent director, effective July 1. Mr. Evans brings decades of financial expertise and strong, diverse board experiences.
Most recently, Mr. Evans served as interim Chief Financial Officer for Cardinal Health for approximately nine months. He previously held the role of Chief Financial Officer of Battelle Memorial Institute, one of the largest private, non-profit research organizations in the world. Prior to that, Mr. Evans served as Executive Vice President and Chief Financial Officer of The Scotts MiracleGro Company, the leading manufacturer and marketer of branded consumer lawn and garden products in North America.
Currently, Mr. Evans serves on the board of directors for Scotts MiracleGro and is a member of both the audit committee and the compensation and organization committee. He also serves on the board of directors for the Siegel Rare Neuroimmune Association and formerly served as a board member on the finance and audit committee for Ohio Health.
“We are pleased to welcome Dave as a director,” said Gregory Kenny, Chairman of the Board for Cardinal Health. “The Board has been impressed by both his operational instincts and his financial acumen. Dave sees both the big picture, as well as the value drivers, while never losing sight of our mission - being essential to care. We look forward to benefitting from his history as a strong and independent-minded leader as we continue to navigate this time of immense change and adapt our growth strategies for the future.”
Mr. Evans holds a Bachelor of Science in Business Administration degree in Accounting from The Ohio State University.
About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company enhances supply chain efficiency for clinically proven medical products, pharmaceuticals and cost-effective solutions. To combat prescription drug misuse, the Cardinal Health Foundation and its education partners created Generation Rx, a national drug prevention education and awareness program. The Foundation actively supports an array of other solutions, including efforts to reduce opioid prescribing, promote drug take back and safe disposal and expand collaborative community work.
Cardinal Health is backed by nearly 100 years of experience with operations in nearly 46 countries. For more information, visit cardinalhealth.com. Follow us on Twitter, Facebook and LinkedIn.

Contacts
Media: Sarah Shew, sarah.shew@cardinalhealth.com and 614.553.3401
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942.